Exhibit 99.1

PRESS RELEASE

Investor Relations:

Alex Spong

303-222-2552

Chipotle Mexican Grill, Inc. Announces Second Quarter 2014 Results

Denver, Colorado – (Business Wire) – July 21, 2014 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its second quarter ended June 30, 2014.

Highlights for the second quarter of 2014 as compared to the second quarter of 2013 include:

•	Revenue increased 28.6% to $1.05 billion

•	Comparable restaurant sales increased 17.3%

•	Restaurant level operating margin was 27.3%, a decrease of 30 basis points

•	Net income was $110.3 million, an increase of 25.5%

•	Diluted earnings per share was $3.50, an increase of 24.1%

•	Opened 45 new restaurants

Highlights for the six months ended June 30, 2014 as compared to the prior year include:

•	Revenue increased 26.6% to $1.95 billion

•	Comparable restaurant sales increased 15.5%

•	Restaurant level operating margin was 26.7%, a decrease of 30 basis points

•	Net income was $193.3 million, an increase of 17.6%

•	Diluted earnings per share was $6.14, an increase of 16.5%

•	Opened 89 new restaurants

“We’re pleased that we continued to drive excellent results in the second quarter, including one of our strongest sales comps as a public company. These extraordinary results are made possible by our special food culture, innovative people culture, and strong business model that are not only creating significant shareholder value, but also helping us realize our vision to change the way people think about and eat fast food,” said Steve Ells, Founder, Chairman and co-CEO of Chipotle.

Monty Moran, co-CEO, continued, “Empowered teams of top performers can accomplish amazing things. Our Restaurateurs form the foundation of Chipotle’s culture, setting a standard for everyone else to follow. We are deeply committed to these leaders and the unique people culture they are building in their restaurants, which not only helps provide our guests with an exceptional dining experience, but also enables us to deliver great results to our shareholders.”

Second quarter 2014 results

Revenue for the quarter was $1.05 billion, up 28.6% from the second quarter of 2013. The growth in revenue was driven by a 17.3% increase in comparable restaurant sales and from new restaurants not in the comparable base. Comparable restaurant sales growth was driven primarily by increased traffic and to a lesser extent from an increase in average check, which includes the benefit of the nationwide menu price increases that were fully rolled out by the end of the quarter.

We opened 45 new restaurants during the quarter, bringing the total restaurant count to 1,681.

Food costs were 34.6% of revenue, an increase of 150 basis points, driven by increased prices for beef, avocados, and dairy, partially offset by the menu price increase and lower tomatillo prices.

Restaurant level operating margin was 27.3% in the quarter, a decrease of 30 basis points from the second quarter of 2013. The decrease was primarily driven by higher food and marketing costs, partially offset by favorable sales leverage in labor and occupancy costs.

G & A costs were 7.1% of revenue, an increase of 90 basis points due to higher stock compensation and bonus expenses, partially offset by favorable sales leverage.

Net income for the second quarter of 2014 was $110.3 million, or $3.50 per diluted share, compared to $87.9 million, or $2.82 per diluted share, in the second quarter of 2013.

Results for the six months ended June 30, 2014

Revenue for the first six months of 2014 was $1.95 billion, up 26.6% from the prior year period. The growth in revenue was the result of a 15.5% increase in comparable restaurant sales and from new restaurants not in the comparable base. Comparable restaurant sales growth was primarily driven by increased traffic and to a lesser extent from an increase in our average check.

During the first six months of the year, we opened 89 new restaurants, bringing the total restaurant count to 1,681.

Restaurant level operating margin was 26.7% for the first six months, a decrease of 30 basis points from the prior year period. The decrease was primarily from higher food costs, primarily beef, avocados, and dairy, and higher marketing costs partially offset by favorable sales leverage in labor and occupancy costs.

G & A costs for the first six months were 7.3% of revenue, or an increase of 110 basis points from the prior year period. The increase was from higher stock based compensation expense and higher bonus costs.

Net income for the first six months of 2014 was $193.3 million, or $6.14 per diluted share, compared to $164.4 million, or $5.27 per diluted share, in the first six months of 2013.

Net cash generated from operating activities was $360.4 million, an increase of 34.6% from last year.

Outlook

For 2014, management expects the following:

•	180 – 195 new restaurant openings

•	Mid-teens comparable restaurant sales increases

•	An effective full year tax rate of approximately 39.1%

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss the second quarter 2014 financial results on Monday, July 21, 2014 at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-877-857-6161 or for international callers by dialing 1-719-325-4758. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers; the password is 3291530. The replay will be available until July 28, 2014. The call will be webcast live from the company’s website at chipotle.com under the investor relations section. An archived webcast will be available one hour after the end of the call.

About Chipotle

Steve Ells, founder, chairman and co-CEO, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food from using ingredients that are not only fresh, but that—where possible—are sustainably grown and raised responsibly with respect for the animals, the land, and the farmers who produce the food. In order to achieve this vision, we focus on building a special people culture that is centered on creating teams of top performers empowered to achieve high standards. This people culture not only leads to a better dining experience for our customers, it also allows us to develop future leaders from within. Chipotle opened with a single restaurant in 1993 and operates more than 1,600 restaurants, including 17 Chipotle restaurants outside the US, and seven ShopHouse Southeast Asian Kitchen restaurants, and is an investor in an entity that owns and operates one Pizzeria Locale. For more information, visit Chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” of our expected number of new restaurant openings, comparable restaurant sales increases, and effective tax rates in 2014, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases due to factors such as decreased consumer spending and economic uncertainty, our possible inability to increase menu prices or realize the benefits of menu price increases, or the impact of competition; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; the risk of food-borne illnesses and other health concerns about our food; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees, our restaurant design, or the sale of food or alcoholic beverages; risks associated with our Food With Integrity strategy, including supply shortages and potential liabilities related to advertising claims and other marketing activities related to Food With Integrity; security risks associated with the acceptance of electronic payment cards or electronic storage of confidential customer or employee information; the effect of competition in the restaurant industry; risks relating to litigation; risks relating to our insurance coverage and self-insurance; our dependence on key personnel; risks related to our marketing and advertising strategies; the effects of continuing economic uncertainty on our business and on our suppliers, landlords and potential developers; the uncertainty of our ability to protect our name, logo and other proprietary information or the reputation of our brand; the potential effects of inclement weather; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available in the Investors section of our Web site at chipotle.com

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Three months ended June 30
	2014		2013
Revenue	$1,050,073	100.0%	$816,786	100.0%

Restaurant operating costs
(Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	363,148	34.6	270,510	33.1
Labor	228,529	21.8	185,804	22.7
Occupancy	56,254	5.4	48,564	5.9
Other operating costs	115,418	11.0	86,296	10.6
General and administrative expenses	74,879	7.1	50,952	6.2
Depreciation and amortization	27,009	2.6	23,597	2.9
Pre-opening costs	3,392	0.3	3,246	0.4
Loss on disposal of assets	1,602	0.2	1,399	0.2

Total operating expenses	870,231	82.9	670,368	82.1

Income from operations	179,842	17.1	146,418	17.9
Interest and other income (expense), net	1,144	0.1	330	—

Income before income taxes	180,986	17.2	146,748	18.0
Provision for income taxes	(70,716)	(6.7)	(58,895)	(7.2)

Net income	$110,270	10.5%	$87,853	10.8%

Earnings per share:
Basic	$3.55		$2.84

Diluted	$3.50		$2.82

Weighted average common shares outstanding:
Basic	31,049		30,901

Diluted	31,474		31,176

Comprehensive income	$110,139		$87,820

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Six Months ended June 30
	2014		2013
Revenue	$1,954,236	100.0%	$1,543,537	100.0%

Restaurant operating costs
(Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	674,940	34.5	510,099	33.0
Labor	436,737	22.3	357,273	23.1
Occupancy	111,100	5.7	96,184	6.2
Other operating costs	210,555	10.8	162,952	10.6
General and administrative expenses	141,796	7.3	95,163	6.2
Depreciation and amortization	52,763	2.7	46,533	3.0
Pre-opening costs	7,692	0.4	6,132	0.4
Loss on disposal of assets	3,161	0.2	2,739	0.2

Total operating expenses	1,638,744	83.9	1,277,075	82.7

Income from operations	315,492	16.1	266,462	17.3
Interest and other income (expense), net	1,833	0.1	596	0.0

Income before income taxes	317,325	16.2	267,058	17.3
Provision for income taxes	(123,986)	(6.3)	(102,621)	(6.6)

Net income	$193,339	9.9%	$164,437	10.7%

Earnings per share:
Basic	$6.23		$5.31

Diluted	$6.14		$5.27

Weighted average common shares outstanding:
Basic	31,055		30,956

Diluted	31,480		31,202

Comprehensive income	$193,687		$163,300

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	June 30	December 31
	2014	2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$470,050	$323,203
Accounts receivable, net of allowance for doubtful accounts of $1,172 and $1,190 as of June 30, 2014 and December 31, 2013, respectively	20,242	24,016
Inventory	15,522	13,044
Current deferred tax asset	14,739	13,212
Prepaid expenses and other current assets	36,966	34,204
Income tax receivable	—	3,657
Investments	334,580	254,971

Total current assets	892,099	666,307
Leasehold improvements, property and equipment, net	1,011,916	963,238
Long term investments	304,108	313,863
Other assets	47,520	43,933
Goodwill	21,939	21,939

Total assets	$2,277,582	$2,009,280

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$77,648	$59,022
Accrued payroll and benefits	86,383	67,195
Accrued liabilities	69,638	73,011
Income tax payable	7,867	—

Total current liabilities	241,536	199,228
Deferred rent	205,304	192,739
Deferred income tax liability	50,838	55,434
Other liabilities	26,870	23,591

Total liabilities	524,548	470,992

Shareholders’ equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of June 30, 2014 and December 31, 2013, respectively	—	—
Common stock $0.01 par value, 230,000 shares authorized, and 35,327 and 35,245 shares issued as of June 30, 2014 and December 31, 2013, respectively	353	352
Additional paid-in capital	991,190	919,840
Treasury stock, at cost, 4,308 and 4,212 common shares at June 30, 2014 and December 31, 2013, respectively	(710,713)	(660,421)
Accumulated other comprehensive income	1,968	1,620
Retained earnings	1,470,236	1,276,897

Total shareholders’ equity	1,753,034	1,538,288

Total liabilities and shareholders’ equity	$2,277,582	$2,009,280

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Six months ended June 30
	2014	2013
Operating activities
Net income	$193,339	$164,437
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52,763	46,533
Deferred income tax provision (benefit)	(6,124)	7,301
Loss on disposal of assets	3,161	2,739
Bad debt allowance	(18)	39
Stock-based compensation expense	61,401	34,333
Excess tax benefit on stock-based compensation	(9,516)	(4,251)
Other	3	262
Changes in operating assets and liabilities:
Accounts receivable	3,754	1,795
Inventory	(2,476)	(181)
Prepaid expenses and other current assets	(2,744)	(7,596)
Other assets	(3,574)	(3,365)
Accounts payable	17,696	6,078
Accrued liabilities	15,781	(12,551)
Income tax payable/receivable	21,041	17,688
Deferred rent	12,584	11,794
Other long-term liabilities	3,360	2,698

Net cash provided by operating activities	360,431	267,753

Investing activities
Purchases of leasehold improvements, property and equipment	(102,840)	(80,130)
Purchases of investments	(191,281)	(230,397)
Maturities of investments	121,250	78,750

Net cash used in investing activities	(172,871)	(231,777)

Financing activities
Acquisition of treasury stock	(50,292)	(81,065)
Excess tax benefit on stock-based compensation	9,516	4,251
Other financing proceeds (payments)	(55)	191

Net cash used in financing activities	(40,831)	(76,623)

Effect of exchange rate changes on cash and cash equivalents	118	(274)
Net change in cash and cash equivalents	146,847	(40,921)
Cash and cash equivalents at beginning of period	323,203	322,553

Cash and cash equivalents at end of period	$470,050	$281,632

Supplemental disclosures of cash flow information
Increase (decrease) in purchases of leasehold improvements, property and equipment accrued in accounts payable	$917	$(1,432)

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

(dollars in thousands)

	For the three months ended
	Jun. 30,	Mar.31,	Dec.31,	Sep. 30,	Jun. 30,
	2014	2014	2013	2013	2013
Number of restaurants opened	45	44	56	37	44
Restaurant relocations	(1)	(2)	—	—	—
Number of restaurants at end of period	1,681	1,637	1,595	1,539	1,502
Average restaurant sales	$2,307	$2,226	$2,169	$2,140	$2,119
Comparable restaurant sales increases	17.3%	13.4%	9.3%	6.2%	5.5%